Exhibit 99.1

For Immediate Release: Friday, May 11, 2007

Occidental Petroleum Announces Plans to Divest All Of Its Lyondell Holdings

LOS ANGELES — Occidental (NYSE: OXY) announced today that it plans to sell all of its 20,990,070 share (8.3%) holdings in Lyondell Chemical Company.  Occidental has sold 6,990,070 shares of Lyondell common stock to a single purchaser in a private transaction for a price of more than $32 per share.  Occidental also entered into a total return swap agreement with respect to its remaining 14 million shares of Lyondell common stock.  This agreement will enable Occidental to realize a similar market price with respect to future sales of such shares.  Although Occidental currently intends to dispose of such shares in open market sales over the next few months utilizing Rule 144, it has no obligation to do so.  Assuming all of its remaining 14,000,000 shares are sold on this basis, including the receipts from the completed sale, Occidental anticipates aggregate net after-tax proceeds from the sale of the shares of approximately $520 million and a net gain of approximately $200 million.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this release.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in Occidental’s Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Contacts:	Richard S. Kline (media) richard_kline@oxy.com 310-443-6249
Christopher G. Stavros (investors) chris_stavros@oxy.com 212-603-8184
On the web: www.oxy.com